Exhibit 99.1

Nxt-ID, Inc. Announces Investor Webcast to Discuss the Financial Results for the Six and Three Months Ended June 30, 2020 and to Provide a General Corporate Update

News Provided By

GlobeNewswire

August 14, 2020, 21:45 GMT

/EIN News/ -- Oxford, Connecticut, Aug. 14, 2020 (GLOBE NEWSWIRE) -- Nxt-ID, Inc. (NASDAQ: NXTD) (the “Company”), a provider of healthcare devices and services, announces results for the six and three months ended June 30, 2020.

Financial Highlights and results from the second quarter included:

•	Revenue for the six and three months ended June 30, 2020 was approximately $6.2 million and $2.5 million, respectively, down significantly in both periods as compared to the same 2019 periods.

•	Gross profit for the six and three months ended June 30, 2020 was approximately $4.6 million and $1.8 million, respectively compared to approximately $6.6 million and $3.4 million for the same 2019 periods.

•	Operating expenses for the six and three months ended June 30, 2020 were approximately $3.7 million and $1.9 million, respectively compared to $5.5 million and $2.8 million for the same 2019 periods.

•	Operating income for the six months ended June 30, 2020 was $936K and for the three months ended June 30, 2020, we had an operating loss of $103K, compared to operating income of $1.1 million and $0.6 million for the same 2019 periods.

•	Non GAAP Operating income for the six and three months ended June 30, 2020, adjusted for depreciation, amortization and non-cash charges was approximately $1.4 million and $0.1 million, respectively, compared to $1.9 million and $1.0 million for the same 2019 periods.

•	Net Cash provided by operating activities in the six months ended June 30, 2020 was $0.6 million as compared to $0.7 million in the six months ended June 30, 2019.

•	Repaid approximately $1.2 million in term debt during the six months ended June 30, 2020.

“2020 thus far has been very challenging and dynamic for the Company as it has been for the rest of the world. We had made significant progress in terms of right sizing our business and paying down our term debt facility and then COVID-19 struck the world. Like many other companies, our second quarter 2020 operating results were significantly impacted by COVID-19. In spite of the reduction in our revenues, we were very close to breakeven for the first six months ended June 30, 2020” said Vin Miceli, Chief Executive Officer of Nxt-ID. “We continue to make significant progress with regards to our new product development efforts and we remain very optimistic about our future prospects in a post COVID-19 environment.”

Concluded Miceli: “I look forward to explaining the quarter’s results, updating our shareholders and providing some context regarding our Company’s path forward.”

Full financial results and Management’s Discussion and Analysis can be found in the Company’s Form 10-Q for the six and three months ended June 30, 2020, which was filed with the Securities and Exchange Commission (“SEC”) on August 14, 2020, and can be found at https://www.sec.gov/Archives/edgar/data/1566826/000121390020022304/f10q0620_nxtidinc.htm

The management team will host an investor webcast to discuss the financial results for the six and three months ended June 30, 2020 and update shareholders on general corporate developments. The webcast will commence on Tuesday, August 18, 2020 at 4:10 PM (ET). Shareholders, investors and interested parties wanting to participate in the webcast must use this link to register prior to the event: https://edge.media-server.com/mmc/p/fr9bi5gb.

For those wishing to participate by telephone, please use the following dial-in credentials:

US/CANADA Participant Toll-Free Dial-In Number: (877) 644-5287
US/CANADA Participant International Dial-In Number: (281) 973-6282
Conference ID: 5298956

About Nxt-ID, Inc.
Nxt-ID, Inc. (NASDAQ: NXTD) provides technology products and services for healthcare applications. The Company has extensive experience in access control, biometric and behavior-metric identity verification, security and privacy, encryption and data protection, payments, miniaturization and sensor technologies. Through its subsidiary, LogicMark LLC, Nxt-ID, Inc. is a manufacturer and distributor of non-monitored and monitored personal emergency response systems sold through dealers/distributors and the United States Department of Veterans Affairs. Learn more about Nxt-ID at www.nxt-id.com. For Nxt-ID, Inc. corporate information contact: info@nxt-id.com

Forward-Looking Statements for Nxt-ID: This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements reflect management’s current expectations, as of the date of this press release, and involve certain risks and uncertainties. Forward-looking statements include statements herein with respect to the successful execution of the Company’s business strategy. The Company’s actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors. Such risks and uncertainties include, among other things, our ability to establish and maintain the proprietary nature of our technology through the patent process, as well as our ability to possibly license from others patents and patent applications necessary to develop products; the availability of financing; the Company’s ability to implement its long range business plan for various applications of its technology; the Company’s ability to enter into agreements with any necessary marketing and/or distribution partners; the impact of competition, the obtaining and maintenance of any necessary regulatory clearances applicable to applications of the Company’s technology; and management of growth and other risks and uncertainties that may be detailed from time to time in the Company’s reports filed with the Securities and Exchange Commission.

“Non-GAAP Operating Income” is defined as Operating Income as reported plus depreciation expense, amortization of intangibles and stock compensation expense. Non-GAAP Operating Income is commonly used by management and investors as an indicator of operating performance and liquidity. Non-GAAP Operating Income is not considered a measure of financial performance under GAAP and it should not be considered as an alternative to net income.

Media Contacts:

Vincent S. Miceli
investors@nxt-id.com